SHAREHOLDERS AGREEMENT


     THIS SHAREHOLDERS AGREEMENT (this "Agreement") is made as of the 18th day of May, 1999, among SCNV Acquisition Corp. ("SCNV") and Messrs. Herman Branover, Arik El-Boher and Yuri Gelfgat (together, the "Founders").


                                  WITNESSETH :

     WHEREAS,  the  parties  are  shareholders  in  Elecmatec   Electro-Magnetic
Technologies Ltd. (the "Company"); and

     WHEREAS, the parties wish to coordinate their voting with respect to the election of directors and formalize certain obligations of SCNV towards Founders, all in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

     1. Voting Agreement. Until the earlier of: (i) the date on which the aggregate shareholdings of the Founders in the Company drops below 5%, and (ii) May 18, 2002, SCNV will vote all of the shares of the Company held by it for the appointment of a designee of the Founders to the Board of Directors of the Company. Prior to each general meeting of the shareholders of the Company in which directors are to be elected, the Founders shall inform SCNV of their designee.


     2. Notice of Intention to Sell Shares. SCNV hereby undertakes that in the event the Board of Directors of SCNV makes a general decision to offer its shares in the Company for sale to one or more third parties, it (i) shall immediately inform the Founders of such decision and (ii) shall not enter into a definitive agreement for the sale of its shares in the Company for a period of forty-five (45) days following such Board of Directors decision without the prior consent of the Founders. Nothing in this Section 2 shall be interpreted or deemed to (A) prevent SCNV from entering into a letter of intent with a third party for the sale of SCNV's shares in the Company and submitting a notice to the Company pursuant to Article 20(c)(i) during such forty-five (45) day period or (B) require SCNV to comply with clauses (i) and (ii) above in the event an unsolicited third party approaches SCNV and offers to acquire SCNV's shares in the Company.

     3. Term. This Agreement shall terminate and be of no further force or effect upon the initial public offering of any of the Company's securities.

     4. Miscellaneous.


     4.1 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof.

     4.2 Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all parties hereto.

     4.3 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as the party shall have furnished to each other party in writing in accordance with this provision.

     IN WITNESS WHEREOF the parties have signed this Voting Agreement as of the date first hereinabove set forth.


SCNV Acquisition Corp.

By: /s/ Shaul Lesin
    ------------------------
Name: Shaul Lesin                                 /s/ H. Branover
Title: E.V.P.                                     ------------------------------
                                                  Professor Herman Branover


/s/ Y. Gelfgat                                    /s/ Arik El-Boher
-----------------------------                     ------------------------
   Professor Yuri Gelfgat                         Dr. Arik El-Boher


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